 Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement on Form N-2 of our report dated February 28, 2025, with respect to the consolidated financial statements of Monroe Capital Corporation and Subsidiaries and our report dated February 28, 2025 on the senior securities table.
/s/ KPMG LLP
Chicago, Illinois
March 5, 2026

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